Exhibit 5.1

                                 BRYAN CAVE LLP
                             ONE METROPOLITAN SQUARE
                           211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020

                                   May 4, 2000

The Jones Financial Companies, L.L.L.P.
12555 Manchester Road
St. Louis, Missouri  63131-3729

         Re:      The Jones Financial Companies, L.L.L.P.;
                  $105,000,000 Aggregate Amount of Limited Partnership Interests

Ladies and Gentlemen:

                  We have acted as counsel for The Jones Financial Companies, L.L.L.P., a Missouri registered limited liability limited partnership (the "Partnership"), in connection with the preparation of the Registration Statement for the above-referenced transaction on Form S-8 (the "Registration Statement") which will be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the proposed offer and sale of non-voting, non-transferable limited partnership interests (the "Interests") to be issued pursuant to the Partnership's Tenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of February 25, 1999 (the "Partnership Agreement").

                  In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Partnership and originals or copies certified to our satisfaction of the Registration Statement, the Partnership Agreement, and other partnership records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

                  Based on the foregoing and subject to the limitations and assumptions contained in the description of the offering set forth in the Partnership's offering circular (the "Offering Circular"), we are of the opinion that:

                  (1) The Partnership is a validly existing registered limited liability limited partnership under the laws of the State of Missouri.

                  (2) The Interests have been duly authorized by all necessary action and, upon receipt of the consideration for the Interests, such Interests will be legally and validly issued, fully paid and non-assessable, and the holders of such Interests will be entitled to the benefits to which Limited Partners are entitled under the Partnership Agreement.

                  This opinion is not rendered with respect to any laws other than the laws of Missouri and the Federal law of the United States. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                    Very truly yours,

                                                    /s/ BRYAN CAVE LLP